Exhibit 99.1

Badger Meter Reports Second Quarter Results

MILWAUKEE--(BUSINESS WIRE)--July 19, 2012--Badger Meter, Inc. (NYSE: BMI) today reported increased sales and comparable earnings per share for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights

  Net sales were $81,974,000 for the second quarter of 2012, a 9.1% increase from sales of $75,148,000 for the second quarter of 2011.
  Net earnings were $7,442,000 for the second quarter of 2012, a 5.0% decrease from net earnings of $7,834,000 for the second quarter of 2011.
  Diluted earnings per share were $0.52 for both the second quarter of 2012 and the second quarter of 2011.

First Half 2012 Highlights

  Net sales were $158,207,000 for the first half of 2012, a 19.4% increase from sales of $132,507,000 for the first half of 2011.
  Net earnings were $13,691,000 for the first half of 2012, a 23.4% increase from net earnings of $11,094,000 for the first half of 2011.
  Diluted earnings per share were $0.94 for the first half of 2012, a 27.0% increase from diluted earnings per share of $0.74 for the first half of 2011.

Operations Review

“This was a good quarter for Badger Meter, in spite of a difficult comparison against last year’s record second quarter sales,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the increase in second quarter sales was due primarily to Racine Federated, Inc., which was acquired on January 31, 2012, partially offset by lower sales of ORION® radio transmitters for natural gas meters as a result of the completion of a large contract in 2011. Excluding these factors, sales of the company’s utility, industrial and specialty products were comparable to the second quarter of last year.

“While our overall sales levels are similar to what they have been in previous second quarters, we are seeing a lingering uncertainty in the industry about municipal financing capabilities. Housing starts also remain at record lows. We believe these factors are slowing the growth of the industry over the short term. Long term, we continue to believe the fundamentals of water scarcity and our customers’ need for information to better manage their operations provide good growth opportunities for the industry and for Badger Meter,” said Meeusen.

The gross profit margin was 36.8% for the second quarter of 2012, up slightly from 36.2% in the second quarter of 2011. “The improvement was due to lower copper costs and a favorable product mix, with higher overall margins on the Racine Federated products,” said Meeusen. He noted that the increased selling, engineering and administration expenses in the second quarter reflected the addition of Racine Federated, increased investments in research & development and higher incentive accruals.

“Racine Federated contributed to earnings in the second quarter and is exceeding our expectations. The integration continues to go well and we are beginning to benefit from the many synergies between the two companies,” said Meeusen.

Meeusen said the company completed its previously announced $30 million stock repurchase program in the second quarter. Approximately 888,000 shares were repurchased year-to-date at an average price of $33.78 per share.

“We believe we are continuing to maintain market share. Our new products, including the ORION® SE advanced metering analytics system and the electronic E-Series meter, are being well received by customers. Despite the concerns over municipal financing and the general economy, we are cautiously optimistic about the remainder of the year,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2012 second quarter results on Friday, July 20, 2012, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0865 and entering the passcode 35929309. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PNQFMAYRE. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Friday, July 27, by dialing 1-888-286-8010 and entering the passcode 71994908. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Measuring a variety of liquids from water to oil and lubricants in industrial processes, the company’s products are known for their high degree of accuracy, long-lasting durability and their ability to provide valuable and timely measurement information to customers.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI/AMA systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI/AMA products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Net sales	$ 81,974	$ 75,148	$ 158,207	$ 132,507
Cost of sales	51,773	47,928	99,142	84,850
Gross margin	30,201	27,220	59,065	47,657
Sales, engineering and administration	18,846	14,943	37,522	30,142
Operating earnings	11,355	12,277	21,543	17,515
Interest expense	238	96	443	208
Earnings before income taxes	11,117	12,181	21,100	17,307
Provision for income taxes	3,675	4,347	7,409	6,213
Net earnings	$ 7,442	$ 7,834	$ 13,691	$ 11,094

Earnings per share amounts:

Basic	$ 0.52	$ 0.52	$ 0.94	$ 0.74

Diluted	$ 0.52	$ 0.52	$ 0.94	$ 0.74

Shares used in computation of earnings per share:

Basic	14,234,900	14,962,314	14,527,328	14,943,502

Diluted	14,307,232	15,052,792	14,596,113	15,035,457

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

Assets	June 30,	December 31,
	2012	2011
	(unaudited)

Cash	$6,511	$4,975
Receivables	51,670	41,168
Inventories	61,079	49,436
Other current assets	7,391	5,616

Total current assets	126,651	101,195

Net property, plant and equipment	68,191	66,102
Intangible assets, at cost less accumulated amortization	61,169	33,680
Other long-term assets	6,262	8,568
Goodwill	35,670	9,365

Total assets	$297,943	$218,910

Liabilities and Shareholders’ Equity

Short-term debt	$77,828	$1,790
Payables	18,859	11,365
Accrued compensation and employee benefits	7,768	6,734
Other liabilities	2,650	2,524

Total current liabilities	107,105	22,413

Deferred income taxes	10,230	0
Long-term employee benefits and other	20,849	17,216
Shareholders’ equity	159,759	179,281

Total liabilities and shareholders’ equity	$297,943	$218,910

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702